Exhibit 5.1

SHANE M. SPRADLIN
Executive Vice President,
General Counsel and Secretary

May 15, 2020

Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, Michigan 48302

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary for Penske Automotive, Inc., a Delaware corporation (the “Company”). In that capacity, I have acted as counsel for the Company in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 5,000,000 shares of voting common stock, par value $0.0001 per share, of the Company (the “Shares”) to be issued under the Penske Automotive Group 2020 Equity Incentive Plan (the “Plan”).

In rendering this opinion, I have examined, and am familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to my satisfaction, of (i) the Plan, (ii) the Company’s certificate of incorporation and bylaws, as amended to date, and (iii) all relevant actions of the Company’s board of directors recorded in the Company’s minute book.

Based upon and subject to the foregoing, I am of the opinion that the Shares are duly authorized and, when issued, delivered, vested and sold in accordance with the terms of the Plan and the terms of any agreement relating to any of the Shares, will be validly issued, fully paid and nonassessable.

I am a member of the State Bar of New York and the State Bar of Michigan and the opinions expressed above are limited in all respects to the laws of the State of New York and Michigan and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/Shane M. Spradlin

PENSKE AUTOMOTIVE GROUP, INC. ● 2555 TELEGRAPH ROAD ● BLOOMFIELD HILLS, MICHIGAN 48302-0954

TELEPHONE: 248 648-2560 ● FAX: 248-648-2515 ● SSPRADLIN@PENSKEAUTOMOTIVE.COM